       As filed with the Securities and Exchange Commission on May 5, 2003

                                                   Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            LYONDELL CHEMICAL COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                                     1221 McKinney Street, Suite 700
             Delaware                     Houston, Texas 77010                   95-4160558
  (State or Other Jurisdiction of        (Address of Principal                (I.R.S. Employer
  Incorporation or Organization)     Executive Offices and Zip Code)         Identification No.)


                            LYONDELL CHEMICAL COMPANY
                              RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                            (Full Title of the Plan)

                                 KERRY A. GALVIN
              Senior Vice President, General Counsel and Secretary
                            Lyondell Chemical Company
                         1221 McKinney Street, Suite 700
                              Houston, Texas 77010
                     (Name and Address of Agent for Service)

                                 (713) 652-7200
                     (Telephone Number, Including Area Code,
                              of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                               Proposed maximum   Proposed maximum       Amount
    Title of securities to be registered       Amount to be     offering price   aggregate offering  of Registration
                                                registered      per share (2)         price (2)          Fee (2)
--------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $1.00 per share (1)     100,000         $14.55              $1,455,000           $118
--------------------------------------------------------------------------------------------------------------------

(1) Includes the associated rights to purchase Common Stock, which initially are attached to and trade with the shares of Common Stock registered hereby.

(2) Estimated pursuant to Rule 457(c) and (h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the Common Stock of the Registrant reported on the New York Stock Exchange on May 1, 2003.

                                EXPLANATORY NOTE

     This Registration Statement is being filed with the Securities and Exchange Commission (the "SEC") to register additional shares of Common Stock under the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors (the "Plan"). The Registration Statement that registered the initial shares of Common Stock under the Plan was filed with the SEC on June 6, 1996 (No. 333-05399).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of information about us and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov, and our electronic SEC filings are also available from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this Registration Statement and does not constitute a part of this Registration Statement. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this Registration Statement, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

     o    our annual report on Form 10-K for the year ended December 31, 2002;

     o our current reports on Form 8-K filed on January 17, 2003, March 14, 2003 and April 1, 2003; and

     o the description of our Common Stock (including the related rights to purchase Common Stock) contained in our current report on Form 8-K filed October 22, 2002, as such may be amended from time to time.

Item 4.  Description of Securities.

         Not Applicable.

Item 5. Interest of Named Experts and Counsel.

     The legality of the Common Stock is opined on by Kerry A. Galvin, our Senior Vice President, General Counsel and Secretary. As of March 31, 2003, Ms. Galvin owned 17,024 shares of Common Stock, either directly or through employee benefit plans, and held options to acquire 362,542 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

     o any breach of the director's duty of loyalty to the corporation or its stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     o any transaction from which the director derived an improper personal benefit.

     Any repeal or modification of such provisions shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Bylaws

     Our Amended and Restated Bylaws ("Bylaws") contain indemnification rights for our directors and our officers. Specifically, the Bylaws provide that we shall indemnify our officers and directors with respect to all matters to which
Section 145 of the Delaware General Corporation Law may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware. Further, we may maintain insurance to protect us and any of our directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss. We may also enter into indemnity agreements with persons who are members of our Board of Directors, our elected officers and with other persons as the Board of Directors may designate.

Indemnity Agreements

     We have entered or will enter into indemnity agreements ("Indemnity Agreements") with each of our present and future directors and officers (individually, the "Indemnitee" and collectively, the "Indemnitees"). Each provides for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent permitted by Delaware law. More specifically, each Indemnity Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee (including the Indemnitee's estate, heirs, executors, and administrators) is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that we have the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) a mechanism through which an Indemnitee may seek court relief in the event the Reviewing Party (as defined in the Indemnity Agreements) determines that the Indemnitee would not be entitled to be indemnified, (v) that an Indemnitee is entitled to indemnification against all expenses (including attorneys' fees) incurred in seeking to collect an indemnity claim or advancement of expenses from us and (vi) that after there has been a Change of Control (as defined in the Indemnity Agreements), all of our determinations regarding a right to indemnity, and the right to advancement of expenses, shall be made by independent legal counsel.

     In the event of a Potential Change in Control (as defined in the Indemnity Agreements), the Indemnity Agreements require us, upon written request of the Indemnitee, to create a trust to indemnify the Indemnitee and to fund such trust in an amount sufficient to cover expenses reasonably anticipated. Upon a Change of Control, the trust would become irrevocable and the funds committed to such trust would not be available to us for use as working capital. All unexpended funds in the trust will revert to us upon a final court determination that an Indemnitee has been fully indemnified under the terms of the Indemnity Agreement.

     Indemnitees' rights under the Indemnity Agreements are not exclusive of any other rights they may have under Delaware Law, directors' and officers' liability insurance, our Bylaws or otherwise. However, the Indemnity Agreements do prevent double payment.

     If, in the future, because of changes in Delaware Law or otherwise, we determine that the Indemnity Agreements do not provide indemnification to the fullest extent of the Delaware law, we intend to amend such agreements, or enter into new agreements with directors and officers, to provide, in our judgment, for full indemnification.

     We believe that the Bylaws and the Indemnity Agreements are largely confirmatory of Delaware law. However, the provisions of the Bylaws and the Indemnity Agreements apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. In addition, the contract right explicitly created in the Indemnity Agreements gives the Indemnitee protection against a subsequent, adverse change in the indemnification provisions of our Bylaws, such as might occur in the event of a Change of Control (as defined in the Indemnity Agreements). Upon a Change of Control, the establishment of a trust fund pursuant to the Indemnity Agreements might facilitate indemnification payments, but would not broaden the rights to indemnity thereunder. Furthermore, under the Delaware Law, the advance of litigation expenses is discretionary; under the Indemnity Agreements, such advance is mandatory absent a special determination to the contrary. Litigation expenses incurred by an Indemnitee in a proceeding to seek recovery of amounts due under the Indemnity Agreement are recoverable under the Indemnity Agreement if the Indemnitee is successful in whole or in part. In the absence of the Indemnity Agreement, such expenses might not have been recoverable.

     Unlike Delaware law, which authorizes the payment of expenses (including legal fees) in a stockholders' derivative suit, but not of any other amounts, such as fees or settlements, the Indemnity Agreements do not distinguish between indemnification for claims brought by or in the right of Lyondell Chemical Company and indemnification for claims brought by third parties. Accordingly, we would be permitted under an Indemnity Agreement to indemnify an Indemnitee within the limits established by law and public policy.

     The above discussion of the Delaware General Corporation Law, our Bylaws and Indemnity Agreements is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
   No.                   Description
-------                  -----------

4.1*    --        Amended and Restated Certificate of Incorporation of
                  Lyondell Chemical Company (incorporated herein by this reference to Exhibit 4.1 to our Current Report on Form 8-K filed October 22, 2002)

4.2*    --        Amended and Restated Bylaws of Lyondell Chemical Company
                  (incorporated herein by this reference to Exhibit 3.2 of our
                  Annual Report on Form 10-K for the year ended December 31,
                  2001)

4.3*    --        Rights Agreement dated December 8, 1995 (incorporated herein by this reference to Exhibit 1 of our Current Report on Form
                  8-K filed December 12, 1995)

4.4*    --        Amendment to Rights Agreement dated August 22, 2002
                  (incorporated herein by this reference to Exhibit 4.4 of our Current Report on Form 8-K filed September 6, 2002)

4.5*    --        Amendment to Rights Agreement dated January 1, 2003
                  (incorporated herein by this reference to Exhibit 4.6(b) of our Annual Report on Form 10-K for the year ended December
                  31, 2002)

4.6     --        Lyondell Chemical Company Restricted Stock Plan for
                  Non-Employee Directors (as amended and restated effective
                  January 1, 2003) (filed herewith)

5       --        Opinion of Kerry A. Galvin, Senior Vice President, General
                  Counsel and Secretary of the Company (filed herewith)

23.1    --        Consent of Kerry A. Galvin (included in Exhibit 5)

23.2    --        Consent of PricewaterhouseCoopers LLP (filed herewith)

24      --        Powers of Attorney (filed herewith)
--------------------
* Incorporated herein by reference as indicated.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 5th day of May, 2003.

                                     LYONDELL CHEMICAL COMPANY


                                     By: /s/ Kerry A. Galvin
                                         --------------------------------------
                                         Name:  Kerry A. Galvin
                                         Title: Senior Vice President, General
                                                Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


                        *                               Chairman of the Board             May 5, 2003
---------------------------------------------------
              Dr. William T. Butler


                        *                               President, Chief Executive        May 5, 2003
---------------------------------------------------     Officer and Director
                  Dan F. Smith
          (Principal Executive Officer)


                        *                               Director                          May 5, 2003
---------------------------------------------------
                Carol A. Anderson


                        *                               Director                          May 5, 2003
---------------------------------------------------
                  Travis Engen


                        *                               Director                          May 5, 2003
---------------------------------------------------
           Stephen F. Hinchliffe, Jr.


                        *                               Director                          May 5, 2003
---------------------------------------------------
                 David J. Lesar


                        *                               Director                          May 5, 2003
---------------------------------------------------
                Dudley C. Mecum


                        *                               Director                          May 5, 2003
---------------------------------------------------
             Dr. William R. Spivey


                        *                               Director                          May 5, 2003
---------------------------------------------------
                Dr. Ray R. Irani


                        *                               Director                          May 5, 2003
---------------------------------------------------
                Stephen I. Chazen


                        *                               Senior Vice President and Chief   May 5, 2003
---------------------------------------------------     Financial Officer
                T. Kevin DeNicola
          (Principal Financial Officer)


                        *                               Vice President and Controller     May 5, 2003
---------------------------------------------------
                 Charles L. Hall
         (Principal Accounting Officer)


*By: /s/ Kerry A. Galvin
    -----------------------------------------------
      Kerry A. Galvin, as Attorney in fact

                                  EXHIBIT INDEX

Exhibit
   No.                          Description
-------                         -----------
4.1*    --     Amended and Restated Certificate of Incorporation of Lyondell
               Chemical Company (incorporated herein by this reference to
               Exhibit 4.1 to our Current Report on Form 8-K filed October 22,
               2002)

4.2*    --     Amended and Restated Bylaws of Lyondell Chemical Company
               (incorporated herein by this reference to Exhibit 3.2 of our Annual Report on Form 10-K for the year ended December 31, 2001)

4.3*    --     Rights Agreement dated December 8, 1995 (incorporated herein by this reference to Exhibit 1 of our Current Report on Form 8-K filed December 12, 1995)

4.4*    --     Amendment to Rights Agreement dated August 22, 2002 (incorporated herein by this reference to Exhibit 4.4 of our Current Report on Form 8-K filed September 6, 2002)

4.5*    --     Amendment to Rights Agreement dated January 1, 2003 (incorporate herein by this reference to Exhibit 4.6(b) of our Annual Report on Form 10-K for the year ended December 31, 2002)

4.6     --     Lyondell Chemical Company Restricted Stock Plan for Non-Employee
               Directors (as amended and restated effective January 1, 2003)
               (filed herewith)

5       --     Opinion of Kerry A. Galvin, Senior Vice President, General
               Counsel and Secretary of the Company (filed herewith)

23.1    --     Consent of Kerry A. Galvin (included in Exhibit 5)

23.2    --     Consent of PricewaterhouseCoopers LLP (filed herewith)

24      --     Powers of Attorney (filed herewith)
--------------------
* Incorporated herein by reference as indicated.